Exhibit 5.1
[Letterhead of Seyfarth Shaw LLP]
January 18, 2011

Celsion Corporation
10220-L Old Columbia Road
Columbia, Maryland 21046-2364

Re:           Issuance and Sale of Units Consisting of
Shares of Preferred Stock and Warrants and Placement Agent Preferred Stock Warrants

Ladies and Gentlemen:

We have acted as legal counsel to Celsion Corporation, a Delaware corporation (the “Company”) in connection with the issuance and sale by the Company of up to 5,000 units “the “Units”), consisting of up to 5,000 shares of the Company’s 8% Series A Redeemable Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), which are convertible into up to 2,083,333 shares of the Company’s common stock, par value $0.01 per share (the “Conversion Shares”), and warrants (the “Included Warrants”) to purchase up to 2,083,333 shares of the Company’s common stock, par value $0.01 per share (the “Warrant Shares”).  The Units are being sold by the Company pursuant to (i) a Securities Purchase Agreement, dated January 12, 2011 (the “Purchase Agreement”), by and among the Company and the investors a party thereto, (ii) an effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-158402) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on April 17, 2009, the statutory prospectus included therein and the prospectus supplement dated January 12, 2011, as supplemented by the prospectus supplement dated January 13, 2011, to be filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and (iii) a Placement Agency Agreement dated January 3, 2011  (the “Placement Agency Agreement”) by and between the Company and Dominick & Dominick LLC, as placement agent (the “Placement Agent”), pursuant to which the Company has issued to the Placement Agent a warrant to purchase up to an additional 350 shares of Preferred Stock (the “Placement Agent Warrant”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, necessary or appropriate for purposes of rendering this opinion letter, including (a) the Certificate of Incorporation of the Company, as amended, (b) the Certificate of Designation of the Preferred Stock, (c) the By-laws of the Company, as amended, (d) the Purchase Agreement, (e) the Placement Agency Agreement, (f) the form of Included Warrant, (g) the Placement Agent Warrant; (h) the Registration Statement, (i) the prospectus supplement dated January 12, 2011, (j) the prospectus supplement dated January 13, 2011 (k) resolutions of the board of directors of the Company duly adopted on January 10, 2011, (l) a status certificate of the Department of State of the State of Delaware, dated January 14, 2011, to the effect that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware and is duly authorized to transact business in the State of Delaware, (m) a status certificate of the Department of State of the State of Maryland, dated January 14, 2011, to the effect that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland, and (n) such other documents, records and other instruments and matters of law as we have deemed necessary or appropriate for purposes of this opinion letter.  In all such examinations, we have assumed the genuineness of all signatures on original and certified documents, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to executed documents of all unexecuted copies submitted to us, and the conformity to the originals of photocopies.

We are admitted to the Bar in the State of New York and we express no opinion as to the laws of any other jurisdiction, except the federal laws of the United States of America, and the general corporate laws of the State of Delaware, and we express no opinion with respect to any state securities or blue sky laws.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof:

1. The Units to be purchased by the purchasers from the Company have been duly authorized for issuance and sale pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against payment of the consideration set forth therein, the Preferred Stock and the Included Warrants will be validly issued, fully paid and nonassessable.

2. The Preferred Stock and the Included Warrants have been duly authorized for issuance and sale pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and nonassessable.

3. The Conversion Shares have been duly authorized and when issued upon conversion in accordance with the terms of the Preferred Stock will be validly issued, fully paid and nonassessable.

4. The Warrant Shares have been duly authorized and when issued upon such exercise in accordance with the terms of the Included Warrants will be validly issued, fully paid and nonassessable.

5. The Placement Agent Warrant has been duly authorized for issuance and sale pursuant to the Placement Agency Agreement and, when issued and delivered by the Company pursuant to the Placement Agency Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and nonassessable.  The shares of Preferred Stock issuable upon exercise of the Placement Agent Warrant have been duly authorized and when issued upon such exercise in accordance with the terms of the Placement Agent Warrant will be validly issued, fully paid and nonassessable.  The shares of common stock issuable upon conversion of these shares of Preferred Stock underlying the Placement Agent Warrant have been duly authorized and when issued upon conversion in accordance with the terms of the Preferred Stock will be validly issued, fully paid and nonassessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus supplement, dated January 12, 2011, relating to the Units, the Preferred and the Included Warrants, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on January 18, 2011. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Act.

Very truly yours,

/s/ SEYFARTH SHAW LLP